Exhibit 10.3.4

Note: Do not sign and return this document to the Company. By clicking on the “ACCEPT” box, you acknowledge that you have read the information below and agree to be bound by the terms of the Plan and this Agreement. Please provide such acceptance within ninety (90) days of the Grant Date.

Mesa Laboratories, Inc.
2021 Equity Incentive Plan

Performance Stock Unit Award Agreement

[GrantDate]

[ParticipantName]

[Address 1]
[Address 2]

Dear [ParticipantName]:

We are pleased to inform you that Mesa Laboratories, Inc. (the “Company”) has made an award of performance stock units to you (the “Performance Stock Units”) as indicated in this Performance Stock Unit Award Agreement (this “Award Agreement”). The Performance Stock Units are issued pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and are subject to and governed by the Plan generally. All capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Award

Grant Date	[GrantDate]

Target Performance Stock Units	[QuantityGranted] (“Target PSUs”)

Performance Period	April 1, 2023 – March 31, 2024

Time-Vesting Date	June 15, 2026

Settlement Date	[DistributionDateandQuantity]

Overview

This award of Performance Stock Units entitles you to earn shares of Common Stock based on the satisfaction of the performance goals set forth in Appendix A and your Continuous Service (defined below) thereafter through the Time-Vesting Date.

General Vesting and Payment Provisions

The actual number of shares of Common Stock earned, if any, is equal to the number of Performance Stock Units that become vested (“Vested PSUs”), determined as follows (except as otherwise set forth herein):

● First, at the end of the Performance Period, the Company will determine the number of Performance Stock Units that are eligible to vest (the “Conditional PSUs”) by applying the formula(s) in Appendix A taking into account the level of achievement of the relevant performance goals and the Target PSUs awarded to you. The Conditional PSUs, if any, may be greater than or less than the Granted PSUs, but can never exceed the Max PSUs.

	●	Next, the Conditional PSUs, if any, shall become Vested PSUs based on your Continuous Service with the Company or its Subsidiaries following the end of the Performance Period through the Time-Vesting Date. The Company shall issue you one share of Common Stock for each Vested PSU, as described in the “Payment” section below.

You have no rights as a stockholder of the Company pursuant to this Agreement until such time, if any, as shares of Common Stock are issued to you.

Award Determination

The Company shall determine the number of your Conditional PSUs as soon as practicable following the end of the Performance Period, and in all events within sixty (60) days following the last day of the Performance Period.

Vesting Date

Subject to your Continuous Service with the Company or Subsidiaries from the Grant Date through the Time-Vesting Date, all Conditional PSUs shall become Vested PSUs on the Time-Vesting Date.

For purposes of this Agreement, the term “Continuous Service” shall mean your uninterrupted service to the Company or any Subsidiary as an employee, non-employee director, or consultant. The Administrator shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that your Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Termination of Continuous Service

General

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period for any reason other than for “Cause,” “Normal Retirement,” death or “Disability,” then (i) if less than 12 months have elapsed between the Grant Date and the date of termination, the Performance Stock Units shall be terminated and cancelled in full without payment, and you shall thereafter cease to have any rights with respect to such forfeited Performance Stock Units, or (ii) if 12 months or more have elapsed between the Grant Date and the date of termination, you shall be entitled to receive a number of Vested PSUs (if any) equal to the product of (x) a number of PSUs equal to the lesser of (i) the Target PSUs, or (ii) the number of PSUs determined in accordance with Appendix A based on the performance through the end of the Performance Period, multiplied by (y) a fraction, (i) numerator of which shall be the number of whole and partial calendar months of service during the Performance Period through the date of termination, with any partial calendar months credited as whole calendar months, and (ii) the denominator of which is the total number of months in the Performance Period. Vested PSUs, if any, shall be payable on the Settlement Date as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the Time-Vesting Date for any reason other than for “Cause,” “Normal Retirement,” death or “Disability,” your Conditional PSUs, if any, shall immediately become Vested PSUs. Vested PSUs, if any, shall be payable on the Settlement Date as set forth in the “Payment” section below.

Termination without Cause

In the event that your Continuous Service with the Company or its Subsidiaries is terminated prior to the Time-Vesting Date for Cause, then all Performance Stock Units shall be terminated and cancelled in full without payment, and you shall thereafter cease to have any rights with respect to such forfeited Performance Stock Units.

Normal Retirement

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period because of your “Normal Retirement,” then you shall be entitled to receive a number of Vested PSUs (if any) determined in accordance with Appendix A based on the performance through the end of the Performance Period. Vested PSUs, if any, shall be payable on the Settlement Date as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the Time-Vesting Date because of your “Normal Retirement,” your Conditional PSUs, if any, shall immediately become Vested PSUs. Vested PSUs, if any, shall be payable on the Settlement Date as set forth in the “Payment” section below.

Disability

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period as a result of “Disability,” then you shall be entitled to receive a number of Vested PSUs equal to the product of (x) the Target PSUs, multiplied by (y) a fraction, (i) numerator of which shall be the number of whole and partial calendar months of service during the Performance Period through the date of termination, with any partial calendar months credited as whole calendar months, and (ii) the denominator of which is the total number of months in the Performance Period. Vested PSUs shall be payable on the Settlement Date as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the Time-Vesting Date as a result of “Disability,” your Conditional PSUs, if any, shall immediately become Vested PSUs. Vested PSUs, if any, shall be payable on the Settlement Date as set forth in the “Payment” section below.

Death

Prior to the End of Performance Period.

In the event that your Continuous Service with the Company or its Subsidiaries is terminated during the Performance Period as a result of your death, then you shall be entitled to receive a number of Vested PSUs equal to the Target PSUs. Vested PSUs, if any, shall be payable within 90 days of your death, as set forth in the “Payment” section below.

On or After the End of the Performance Period.

In the event that your employment with the Company or its Subsidiaries is terminated following the end of the Performance Period and prior to the Time-Vesting Date as a result of your death, your Conditional PSUs, if any, shall immediately become Vested PSUs. Vested PSUs, if any, shall be payable within 90 days of your death, as set forth in the “Payment” section below.

Payment

General

The Company shall issue to you one share of Common Stock for each Vested PSU hereunder, with the delivery of such Common Stock to occur on the Settlement Date (except as set forth below under the headings entitled “Death” and “Change of Control”).

Death

Notwithstanding the foregoing, in the event you terminate Continuous Service as a result of your death, delivery of Common Stock shall occur within 90 days after the date of death; provided, however, that in the event such 90-day period spans more than one taxable year, the issuance of Common Stock shall occur in the later taxable year.

Change of Control	The provisions of Section 8.2 of the Plan shall apply upon the occurrence of a Change of Control.

Other Agreements

The terms of this Performance Stock Unit Award, including the provisions above regarding your termination of Continuous Service, are subject to and are modified by any contrary terms in any employment agreement, severance letter, of similar agreement between you and the Company that may be in effect from time to time (an “Other Agreement”).

Other Terms and Conditions	Are set forth in the accompanying Performance Stock Unit Award Terms and Conditions and the Plan.

Online Acceptance of Performance Stock Unit Award Agreement

By your online acceptance, you and the Company agree that the Performance Stock Units granted hereby are granted under and governed by the terms and conditions of this Performance Stock Unit Award Agreement and the accompanying Performance Stock Unit Award Terms and Conditions (the “Award Documents”), and the terms of the Plan. You hereby represent and acknowledge that you have been provided the opportunity to review the Plan and the Award Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Documents.

Appendix A to Performance Stock Unit Award Agreement

Summary: The Compensation Committee has determined a target award (number of shares) for each participant in the PSU plan. The target award will be adjusted up or down depending on both the company’s financial performance (“Financial Achievement”), and the share price of MLAB compared to a peer group (“TSR”). Additionally, continued service to the company is required for all awards to distribute.

Award Description: Performance Stock Units (“PSUs”)

Grant Date: June 21, 2023

Performance Period:

Financial achievement period: April 1, 2023 – March 31, 2024

TSR Achievement period: April 1, 2023 – March 31, 2026

Award Type: Performance award where the percentage of the target award earned is based on Mesa Labs’s financial performance for the year ending March 31, 2024, with a total shareholder return modifier for the 3 years ending March 31, 2026.

Comparison Group: S&P Composite 1500 Healthcare Index

Financial Performance Metrics: GAAP Revenues and Adjusted Operating Income excluding unusual items as a percentage of Revenues (AOI%”), see below for detailed descriptions.

Payout: based on both the company’s financial achievement against defined metrics and market conditions versus peer group.

Participants: The Compensation Committee of Mesa Laboratories, Inc. has recommended the grant of Performance Stock Units (“PSUs”) to NEOs and certain key staff members. Grants made in June 2023 are referred to as the fiscal year 2024 PSUs (“FY24 PSUs”).

The PSU payout will be calculated using the formula below:

Target award * 50% * GAAP Revenues Achievement + Target award * 50% * AOI% Achievement
Financial Achievement + / - Total Shareholder Return Achievement * 20% * Financial Achievement
Award Payout

The elements of the calculation are discussed further below.

Target Award

The target award is the number of shares awarded by the Compensation Committee.

Financial Achievement Performance Metrics

The Compensation Committee has selected two performance metrics that will be measured to determine the “Financial Achievement” of the award:

1)	Total GAAP Revenues, and
2)	Adjusting Operating Income as a Percentage of Revenues (“AOI%”).

These financial performance metrics will be measured over the period from April 1, 2023 until March 31, 2024. Each of these Financial Achievement performance metrics is weighted 50%.

Financial Achievement performance targets are shown below (dollars in thousands):

		Achievement
Performance Metric	Weighting	Threshold (50% payout) (1)	Target (100% payout)	Maximum (200% payout)(3)
Total GAAP Revenues (2)	50%	$212,385	$223,563	$234,741
AOI % (2)	50%	19.0%	21.1%	23.2%

(1)	Performance below the minimum threshold defined in the table above will result in no shares vesting as to the financial achievement portion of the grant.
(2)	The following adjustments will be made to GAAP revenues and AOI%, if applicable:
a.

In case of an FY24 acquisition with annual 12-month revenues greater than $5M, one half of the pro rata white paper revenues and AOI shall be added to the respective target. For example, if a September 30, 2023 acquisition occurs with white paper revenues of $100,000 and $10,000 of AOI at March 30, 2024, then $50,000 will be added to the revenues target and $5,000 to the AOI target resulting in a new AOI% target. For any FY24 acquisition with annual trailing 12-month revenues less than $5M, no adjustment will be made to the targets.

b.	Currency collar of 5% below/above budgeted rates for revenues and AOI. Annual fluctuations between -%5 and +5% of budget will not be adjusted.
c.	Acquisition and integration costs related to a successfully consummated acquisition during the year will be deducted from AOI (that is, the expenses are excluded).
d.	The Compensation Committee will consider serious events outside of Management’s control if they arise. Examples include the impact of war, pandemic, or geopolitical crisis.
(3)	The maximum payment under the plan is 200%. Even if results exceed maximum, no additional shares will be earned as to Financial Achievement.

Total Shareholder Return:

The Compensation Committee has elected to include a total shareholder return (“TSR”) modifier in the FY24 PSU plan. The purpose of the TSR is to measure the performance of MLAB compared to a peer group to adjust the shares under the performance achievement. The TSR performance period is measured from April 1, 2023 until March 31, 2026.

TSR is calculated as:

Ending Stock Price – Beginning Stock Price + reinvested dividends
Beginning Stock Price

Beginning Stock Price	The average closing price for the 20 trading days before the start of the performance period
Ending Stock Price	The average closing price over the last 20 trading days of the performance period
Reinvested Dividends	Dividends are assumed to be reinvested as of the ex-dividend date in the calculation

Use of 20 day average share prices will help neutralize or smooth the effect of daily stock price volatility.

The number of shares earned under the Financial Achievement portion of the PSU will be adjusted as follows:

Performance Level	Relative TSR Percentile Ranking	Payout As a percentage of Financial Achievement
Maximum	75th Percentile and Above	120%
Target	50th Percentile	100%
Threshold	25th Percentile and Below	80%

The TSR is calculated relative to a peer group, which is defined as S&P composite 1500 Healthcare Index. The companies and ticker symbols that are part of the index are included as part of attachment 1. Straight line interpolation will be used if Mesa’s percentile ranking is between the 25th percentile and the 75th percentile.

Adjustment to peers: The following events may require an adjustment to the peer group:

Factor	Treatment of Peer in calculation
Bankruptcy/ liquidation of peer	Continue to be treated as part of the Comparator Group with an Ending Price of $0 if the common stock is no longer listed or traded on a national securities exchange at the measurement date.
Acquisition by peer

Successor entity shall continue to be treated as a member of the Comparator Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the performance period.

Service Component:

The service period requires participants to remain with the company for the period beginning April 1, 2023 continuing until June 20, 2026. Refer to the PSU grant agreement for further details.

Performance Stock Unit Award Terms and Conditions

The following terms and conditions apply to the Performance Stock Units granted to you by the Company, as specified in the accompanying Performance Stock Unit Award Agreement (the “Award Agreement”).

1.         Award of Performance Stock Units. The Company has issued to you the Performance Stock Units set forth above in the Award Agreement, effective on the Grant Date, and subject to the terms and conditions set forth in the Award Agreement and the Performance Stock Unit Award Terms and Conditions (together, the “Award Documents”), and the Plan (which is incorporated herein by reference).

2.         Performance Stock Units Non-Transferable. Performance Stock Units (and related rights) may not be sold, assigned, alienated, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise. Any attempt to assign, alienate, transfer, pledge, sell or otherwise dispose of the Performance Stock Units or its related rights shall be ineffective and, if any such attempt is made, the Performance Stock Units will be forfeited and all of your rights under the Plan and the Award Documents shall immediately terminate without any payment or consideration by the Company.

3.         Vesting. Unless otherwise provided in the Plan, your Performance Stock Units shall vest and become Vested PSUs in accordance with the terms and conditions of the Award Agreement, or as set forth in the “Other Agreements” section of the Award Agreement.

4.         Payment. Payment in respect of Vested PSUs shall be made at the time(s) and in the form(s) set forth in the Award Agreement. Any distribution or delivery to be made to you under the Award Documents will, if you are then deceased, be made to the administrator or executor of your estate. Any such administrator or executor must furnish the Company or its designated agent with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company or its designated agent to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

5.         Stockholder Rights. You and your estate or heirs shall not have any rights as a stockholder of the Company until you become the holder or record of any Shares issued as payment pursuant to Section 4, above, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date prior to the date you become the holder of record of such Shares unless specifically provided otherwise in the Plan.

6.         Additional Requirements. The transfer of any Shares hereunder shall be effective only at such time as the company shall have determined that the issuance and delivery of such Shares is in compliance with all applicable laws and the requirements of any securities exchange on which the Shares are then traded. You acknowledge that Shares acquired as payment pursuant to Section 4, above, may bear such legends as the Company deems appropriate to comply with applicable federal, state or foreign securities laws. In connection therewith and prior to the issuance of the Shares, you may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable law.

7.         Termination of Employment; Forfeiture. Upon the termination of your continued employment or service for any reason, any Performance Stock Units that have not become or are not eligible to become Vested PSUs in accordance with Section 3 and the Award Agreement (after taking into account the “Other Agreements” section of the Award Agreement) shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such Performance Stock Units.

8.         Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of Performance Stock Units and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Award Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A. The Company will provide you with notice of any such amendment or modification. This Section 6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

9.         Tax Withholding. You shall make appropriate arrangements with the Company’s agent to provide for payment of any federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Performance Stock Units. Such arrangements may include, but are not limited to, the payment of the withholding amount by you in cash, withholding from proceeds of the sale of Shares acquired as payment for the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company’s agent (on your behalf pursuant to this authorization without further consent), non-discretionary withholding by the Company’s agent of Shares that would otherwise be issuable to you as payment in respect of your Performance Stock Units, or voluntary share withholding as described below. Voluntary Share withholding is subject to the prior approval of the Administrator, which may be withheld by the Administrator in its sole discretion. If approved, you may elect to satisfy the statutory withholding obligations, in whole or in part, by having the Company’s agent withhold Shares otherwise issuable to you hereunder. The Shares delivered or withheld shall have an aggregate fair market value not in excess of the maximum statutory tax rates in your applicable jurisdictions. The fair market value of the Shares used to satisfy the withholding obligation shall be determined by the Company’s agent as of the date on which taxation occurs. Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election by you to have Shares withheld shall be irrevocable, made in writing (or electronically), signed by you (including electronically), and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate. Further, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or its Subsidiaries (or former employer, as applicable) may be required to withhold or account for federal, state, local or foreign taxes of any kind in more than one jurisdiction.

10.         Acknowledgements. If you reside outside the U.S., the following additional provisions shall apply:

a.         the Performance Stock Units and the Shares issuable pursuant to the Performance Stock Units are not intended to replace any pension rights;

b.         no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your employment or services by the Company or its Subsidiaries (whether or not in breach of employment laws in the country where you resides and whether or not later found to be invalid) and in consideration of the Performance Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or its Subsidiaries, waive your ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

c.         in the event of termination of your Continuous Service (regardless of the reason for such termination and whether or not in breach of employment laws in the country where you reside or are employed or provide services or the terms of your employment agreement, if any, and whether or not later found to be invalid), your right to vest in the Performance Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under employment laws in the country where you reside or are employed or provide services (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated in the country in which you reside or are employed or provide services or the terms of your employment agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Performance Stock Units (including whether or not you may still be considered as actively providing services while on an approved leave of absence);

d.         the Performance Stock Units and the Shares issuable pursuant to the Performance Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or you, and are outside the scope of your employment or service contract, if any; and

e.         neither the Company nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amount due to you pursuant to this Award or upon the subsequent sale of Shares acquired hereunder.

11.         Personal Information. The Company and its Subsidiaries may collect, store, disclose, use, or otherwise process certain personal information about you for the purpose of managing and administering the Plan, such as your name, home address and telephone number, date of birth, social security number or other employee identification number, e-mail address, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Stock Units and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its Subsidiaries may disclose Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its Subsidiaries may each further disclose Data to any third parties assisting the Company in the implementation, administration and management of the Plan, including the Company’s stock plan administrative agent and the Plan recordkeeper. These recipients may be located throughout the world, including the United States. You understand and agree that these parties may receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer or disclosure of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. Notwithstanding anything to the contrary in this Section 8, you acknowledge and agree that the Company and its Subsidiaries may also collect, store, use, disclose, and otherwise process your Data where such processing is necessary to comply with a legal obligation, for the Company or its Subsidiaries’ legitimate business purposes, or with your consent if applicable law requires consent. You may, at any time, request to access, correct, delete or restrict processing of your Data by contacting the Company in writing. Applicable law may allow or require the Company to refuse to provide you with access to, delete, or restrict processing of some or all of the Data that the Company or its Subsidiaries hold about you, or the Company or its Subsidiaries may have destroyed, erased, or made such Data anonymous in accordance with applicable record retention obligations and practices. If the Company cannot provide you with access to, delete or restrict processing of your Data, the Company will inform you of the reasons why, subject to any legal or regulatory restrictions. For more information on the processing of your Data, contact your human capital representative.

12.         Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance Stock Units evidenced hereby are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

13.         Electronic Delivery. BY YOUR ELECTRONIC ACCEPTANCE OF THIS AWARD, YOU HEREBY CONSENT TO ELECTRONIC DELIVERY OF THE PLAN, AND ANY DISCLOSURE OR OTHER DOCUMENTS RELATED TO THE PLAN, INCLUDING FUTURE AWARD DOCUMENTS (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY (THROUGH ITS’ STOCK PLAN ADMINISTRATIVE AGENT) MAY DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO YOU BY E-MAIL, BY POSTING SUCH DOCUMENTS ON THE AGENT’S WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY’S AGENT IN ITS SOLE DISCRETION. YOU ACKNOWLEDGE THAT YOU ARE ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING YOU THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY’S AGENT DETERMINES IN ITS SOLE DISCRETION.

14.         Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

15.         Amendment. Except as provided herein, the Award Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and you.

16.         Relationship to Plan. Nothing in the Award Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Award Documents, the terms of the Plan shall prevail.

17.         Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Award Documents. The invalidity or unenforceability of any provision of the Award Documents shall not affect the validity or enforceability of any other provision hereof, and each other provision hereof shall be severable and enforceable to the extent permitted by law.

18.         Waiver. Any provision contained in the Award Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

19.         Binding Effect. The Award Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

20.         Rights to Employment or Service. Nothing contained in the Award Documents shall be construed as giving you any right to be retained in the Continuous Service of the Company or any of its Subsidiaries and the Award Documents are limited solely to governing your rights and obligations with respect to the Performance Stock Units.

21.         Governing Law. The Award Documents shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the choice of law principles thereof.

22.         Company Policies to Apply; Potential Clawback. The sale of any shares of Common Stock received as payment under the Performance Stock Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Common Stock are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Performance Stock Units is subject in all respects to any laws, rules, and regulations related to the clawback of compensation that may be in effect from time to time.

23.         Section 409A Compliance. The Performance Stock Units granted hereunder are intended to comply with or be exempt from the requirements of Section 409A, and the Award Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Performance Stock Units granted hereunder (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.